SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported): August 25, 2011

ORRSTOWN FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA

(State or other jurisdiction of incorporation)

001-34292	23-2530374
(Commission file number)	(IRS employer ID)

77 East King Street, Shippensburg, Pennsylvania	17257
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code – (717) 532-6114

NONE

(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 25, 2011, Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank (the “Bank”), entered into a new Executive Employment Agreement with Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and of the Bank, to replace Mr. Quinn’s previous employment agreement, which expired by its terms as of February 28, 2011.

The Executive Employment Agreement provides for a four (4) year term to expire August 25, 2015, and an initial annual base salary at a rate of $414,000 per year. Under the Executive Employment Agreement, Mr. Quinn is eligible to receive annual incentive payments as determined by the Compensation Committee of the Bank under the Company’s Executive Incentive Plan and equity incentive awards under the Company’s equity-based compensation plans, and is eligible to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which the senior executive officers of the Company are eligible to participate.

The Executive Employment Agreement provides Mr. Quinn with reimbursement of business expenses in accordance with Company policies and procedures, twenty (20) days paid vacation each calendar year, use of a Bank owned automobile and a country club membership.

During the term of the Executive Employment Agreement, the Company and the Bank have agreed to cause Mr. Quinn to be elected to the Board of Directors of the Bank and nominated for election to the Board of Directors of the Company in connection with each election of directors wherein his term of office otherwise would expire.

The Executive Employment Agreement contains customary nondisclosure, nonsolicitation and mutual nondisparagement provisions and a one year restrictive covenant within 80 miles of Shippensburg, Pennsylvania after voluntary or involuntary termination of Mr. Quinn’s employment with the company and the Bank.

The Executive Employment Agreement provides that the Company and the Bank may terminate Mr. Quinn’s employment for “cause,” defined to mean (i) the failure by Mr. Quinn to substantially perform his duties after written notice; (ii) the engagement by Mr. Quinn in serious misconduct injurious to the Company or the Bank; (iii) the violation by Mr. Quinn of the nondisclosure, nonsolicitation or restrictive covenants after written notice and a failure to cure the violation; (iv) dishonesty or gross negligence by Mr. Quinn in the performance of his duties; (v) breach by Mr. Quinn of his fiduciary duties; (vi) violation by Mr. Quinn of any law, rule or regulation governing banks or bank officers or any final and unappealable order issued by any bank regulatory authority which actually and materially harms the business of the Company or Bank, or (vii) moral turpitude or other serious misconduct on the part of Mr. Quinn which brings material public discredit to the Company or Bank.

The Executive Employment Agreement further provides that Mr. Quinn may resign upon ninety (90) days prior written notice, or may terminate his employment for “good reason,” defined as: (i) a diminution in his base salary; (ii) a diminution in his authority, duties or responsibilities; (iii) an imposition of a requirement that he report to an officer or employee of the Company or the Bank rather than reporting directly to the Board of Directors; (iv) a material diminution in the budget over which he retains authority; (v) a material change in the geographic location of his primary office; or (vi) any other action or inaction that constitutes a material breach of the Agreement by the Company or the Bank, in all cases after notice to the Company or the Bank within ninety (90) days after the initial existence of such condition and the failure of the Company or Bank to cure the situation within thirty (30) days after notice.

The Executive Employment Agreement contains provisions intending that payments thereunder comply with the provisions of Section 409A of the Internal Revenue Code.

The Executive Employment Agreement provides that the Company and the Bank will indemnify Mr. Quinn to the fullest extent permitted by the respective By-laws of the Company and of the Bank and by the laws of the Commonwealth of Pennsylvania.

Subject to the right of Mr. Quinn to resign at any time upon ninety (90) days prior notice, the Executive Employment Agreement provides that the Company and the Bank may renew or extend the term of the Agreement for one or more successive two (2) year terms by written notice to Mr. Quinn not later than 120 days prior to the expiration of the then current term. In the event the Company and the Bank would not renew or extend the term of the Agreement, and Mr. Quinn’s employment with the Company and the Bank would terminate upon the expiration of the then current term, the Executive Employment Agreement provides for the Bank to pay to Mr. Quinn in a lump sum an amount equal to five (5) months of his base salary and the continuation for a period of five (5) months of life insurance, health and dental plans and other employee benefit plans made available to and on a cost sharing basis consistent with all employees of the Corporation and the Bank.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Executive Employment Agreement with Thomas R. Quinn, Jr., dated as of August 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Orrstown Financial Services, Inc.

Date: August 25, 2011	/s/ Thomas R. Quinn, Jr.
Thomas R. Quinn, Jr., President
and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Executive Employment Agreement with Thomas R. Quinn, Jr., dated as of August 25, 2011.